Exhibit 10.74

EXECUTION VERSION
Common Stock Purchase and Option Agreement

This Common Stock Purchase and Option Agreement (the “Agreement”) is made as of October 5, 2011, by and between Unigene Laboratories, Inc., a Delaware corporation (the “Company”) and Den Danske Forskningsfond, a Danish Foundation (“DDF”).

Whereas, the Company desires to issue, and DDF desires to acquire, common stock, par value $0.01 per share (“Common Stock”), of the Company, on the terms and conditions hereinafter set forth;

Now, Therefore, It Is Agreed between the parties as follows:

1.           Purchase and Sale of Stock.  DDF hereby agrees to purchase from the Company, and the Company hereby agrees to sell to DDF, a number of shares of Common Stock to be determined as set forth in this Agreement for an aggregate purchase price of up to U.S. Three Million Dollars (US$3,000,000.00).

1.1           First Tranche Shares.  At the Initial Closing (as defined in Section 1.4(a)), the Company shall issue and sell to DDF, and DDF shall purchase from the Company, 1,691,729 shares of Common Stock (the “First Tranche Shares”), for an aggregate purchase price of US One Million Five Hundred Thousand Dollars (US$1,500,000) (the “First Tranche Purchase Price”).

1.2           Second Tranche Shares  At the Second Tranche Closing (as defined in Section 1.4(b)), subject to the satisfaction of the conditions set forth in Section 6.1, the Company shall issue and sell to DDF, and DDF shall purchase from the Company, on such date, a number of shares of Common Stock equal to the quotient obtained by dividing (A) $1,500,000 by (B) the Unigene Second Tranche Closing Stock Price (the “Second Tranche Shares”), for an aggregate purchase price of US One Million Five Hundred Thousand Dollars (US$1,500,000) (the “Second Tranche Purchase Price”).

For the purposes of this Agreement, “Unigene Second Tranche Closing Stock Price” means the average of the Reported Price for the thirty consecutive trading days ending on the last trading day immediately preceding the Second Tranche Closing Date.

For the purposes of this Agreement, “Reported Price” means, with respect to each trading day, the last sales price reported for the Common Stock on the applicable date: (A) as reported on the principal national securities exchange in the United States on which it is then traded; (B) if the Common Stock is traded on the OTC Bulletin Board, the closing bid price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, or (C) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported.

1.3           DDF Option.  At the DDF Option Closing (as defined in Section 1.4(c)), subject to the satisfaction of the conditions set forth in Section 6.2, the Company shall issue and sell to DDF, and DDF shall purchase from the Company, on such date, a number of shares of Common Stock from the Company equal to the quotient obtained by dividing (A) $3,000,000 by (B) the DDF Option Stock Price (the “DDF Option Shares” and together with the First Tranche Shares and Second Tranche Shares, the “Shares”), for an aggregate purchase price of US Three Million Dollars (US$3,000,000) (the “DDF Option Price”).

For the purposes of this Agreement, “DDF Option Stock Price” means the average of the Reported Price for the thirty consecutive trading days ending on the last trading day immediately preceding the DDF Option Closing Date.

1.4           Closing.

(a)           Initial Closing.  The closing of the sale and purchase of the First Tranche Shares (the “Initial Closing”) shall take place immediately following the execution of this Agreement or any such other time as the Company and DDF mutually agree upon (the “Initial Closing Date”).  At the Initial Closing: (i) DDF shall deliver to the Company the First Tranche Purchase Price by wire transfer for immediately available funds to a bank account designated in writing by the Company, and (ii) the Company shall deliver a certificate or certificates representing the First Tranche Shares to DDF.

(b)           Second Tranche Closing.  The closing of the sale and purchase of the Second Tranche Shares (the “Second Tranche Closing”) shall take place on the date specified by DDF or the Company, as the case may be, which date shall be specified in a written notice delivered pursuant to this Section 1.4(b) (the “Second Tranche Notice”) and shall in no event be later than five (5) Business Days after the date of the Second Tranche Notice and, with respect to a Second Tranche Notice delivered by the Company, shall in no event be earlier than December 15, 2011 (the “Second Tranche Closing Date”).  DDF may deliver the Second Tranche Notice the Company on or before March 15, 2012 specifying DDF’s election, in its sole discretion, to purchase the Second Tranche Shares from the Company in accordance with the terms of this Agreement.  The Company may deliver the Second Tranche Notice to DDF on or prior to December 15, 2011 specifying the Company’s election, in its sole discretion, to sell the Second Tranche Shares to DDF in accordance with the terms of this agreement; provided, however, that the Company may not deliver the Second Tranche Notice prior to the date on which at least thirty-three and one-third percent (33 1/3%) of the outstanding principal amount, as of the date hereof, under that certain Senior Secured Convertible Note, originally issued March 17, 2010 to VPC Fund II, LP. and assigned and reissued to Victory Park Credit Opportunities Master Fund, Ltd. Capital (hereafter “Victory Park”) on July 28, 2010 (the “VP Note”), has been converted into Common Stock in accordance with the terms of the VP Note.  In the event that neither the Company nor DDF delivers a Second Tranche Notice in accordance with this Section 1.4(b), there shall not be a Second Tranche Closing.

At the Second Tranche Closing: (i) DDF shall deliver to the Company the Second Tranche Purchase Price by wire transfer for immediately available funds to a bank account designated in writing by the Company, (ii) the Company shall deliver a certificate or certificates representing the Second Tranche Shares to DDF, and (iii) each of the Company and DDF shall deliver to the other a certificate, executed on each entity’s behalf by its Chief Executive Officer or Chief Financial Officer, certifying that the representations and warranties set forth in Sections 4 and 5, as applicable, are true and correct in all material respects as of the Second Tranche Closing Date.

(c)           DDF Option Closing.  The closing, if any, of the sale and purchase of the DDF Option Shares (the “DDF Option Closing”) shall take place on a date specified by DDF in its written notice to the Company delivered pursuant to this Section 1.4(c), which date shall in no event be later than five (5) business days from the date of the DDF Option Notice (the “DDF Option Closing Date”) (each of the Initial Closing, Second Tranche Closing and DDF Option Closing, a “Closing”); provided, however, that the DDF Option Closing may not occur before the Second Tranche Closing.  DDF may deliver the DDF Option Notice to the Company on or prior to June 30, 2012, specifying DDF’s election, in its sole discretion, to purchase the DDF Option Shares from the Company in accordance with the terms of this Agreement. At the DDF Option Closing: (i) DDF shall deliver to the Company the DDF Option Purchase Price by wire transfer for immediately available funds to a bank account designated in writing by the Company, (ii) the Company shall deliver a certificate or certificates representing the DDF Option Shares to DDF, and (iii) each of the Company and DDF shall deliver to the other a certificate, executed on each entity’s behalf by its Chief Executive Officer or Chief Financial Officer, certifying that the representations and warranties set forth in Sections 4 and 5, as applicable, are true and correct in all material respects as of the DDF Option Closing Date.

2.           Limitations on Transfer.  DDF shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares except in compliance with the provisions herein and applicable securities laws.  The Company shall not be required (a) to transfer on its books any of the Shares which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred

3.           Restrictive Legends.  All certificates representing the Shares issued and sold hereunder shall have endorsed thereon (a) any legend required by appropriate blue sky officials and (b) a legend in substantially the following form (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SHARES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN A COMMON STOCK PURCHASE AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT COMMON STOCK PURCHASE AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

4.           Company Representations.  In connection with the sale and purchase of the Shares, the Company represents and warrants to DDF the following:

4.1           The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all corporate power and authority required to own, lease and operate its properties and to conduct its business as presently conducted and (c) is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect (as defined below).

For the purposes of this Agreement, “Material Adverse Effect” means, individually or collectively, a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, (i) the business, financial condition or results of operations of the Company and its Subsidiaries (as defined in Section 4.2), taken as a whole, or (ii) the ability of the Company to perform its obligations under or with respect to this Agreement;  provided, however, that a Material Adverse Effect shall not include (x) facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting the industry in which the Company operates, (iii) resulting from changes after the date hereof in any applicable Laws or applicable accounting regulations or principles or interpretations thereof or (iv) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, except to the extent, in the case of the foregoing clauses (i) – (iv), such facts, circumstances, events, changes, effects, or occurrences referred to therein have a disproportionate impact on the Company when compared to other similarly situated businesses, or (y) any change in the Company’s stock price.

For the purposes of this Agreement, “Subsidiary” means any corporation or other legal entity of which the Company or DDF, as the context requires, owns, directly or indirectly, stock or other equity interests, in sufficient amounts to elect a majority of the board of directors or other governing body or other persons performing similar functions of such corporation or other legal entity.

4.2           The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement has been duly authorized and validly executed and delivered by the Company.  All corporate actions on the part of the Company necessary for the authorization, execution, delivery of and the performance of all obligations of the Company under this Agreement and the authorization, issuance, reservation for issuance and delivery of all of the Shares being sold hereunder have been taken.  When issued in accordance with the provisions of this Agreement, the Shares will be validly authorized and issued, fully paid and nonassessable, and will not be subject to any mortgage, lien, pledge, security interest, charge or similar encumbrance.

4.3           This Agreement is legally binding upon the Company and enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditor’s rights and (b) general principles of equity that restrict the availability of equitable remedies.  The execution, delivery and performance of this Agreement by the Company do not (i) conflict with its certificate of incorporation or bylaws, (ii) conflict with, or constitute a breach of or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (a “Lien”) on the Shares or any property or asset of the Company or any of its Subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its properties may be bound or (iii) violate any law, regulation or decree of any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (each a “Governmental Authority”) having jurisdiction over it, except in the case of clauses (ii) and (iii) for conflicts, breaches, defaults, violations or Liens which, either individually or in the aggregate, would not have a Material Adverse Effect.  All necessary consents, approvals and authorizations of, and all filings with, all Governmental Authorities and other persons required to be obtained or made by the Company to enter into, or perform its obligations under, this Agreement have been obtained or made (as the case may be), except for such consents, approvals or authorizations that must be made after the date hereof, which will be obtained or made (as the case may be) in a timely manner.

4.4           There is (a) no action, suit or governmental proceeding pending which questions the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby and (b) no fact or circumstance is known to the Company that would reasonably be expected to give rise to any such action, suit, proceeding, inquiry or investigation.

4.5           The Company is not (a) in violation of its certificate of incorporation or its bylaws, (b) to the knowledge of the Company, in material violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or (c) in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any material contract to which it is a party or by which it may be bound.  No notice, charge, claim, action or assertion has been received by the Company alleging such a violation or default.

4.6           The financial statements of the Company and the related notes contained in (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”), (b) any Quarterly Reports on Form 10-Q filed by the Company subsequent to the date of filing of the 2010 10-K, and (c) Current Reports on Form 8-K filed by the Company subsequent to the Company’s most recently filed Form 10-Q (excluding any and all financial information furnished and not filed in a Current Report on Form 8-K, by press release or otherwise), each as filed with the Securities and Exchange Commission (the “SEC”) by the Company (collectively, the “SEC Documents”) have been prepared in accordance with, and present fairly, in accordance with United States generally accepted accounting principles (“GAAP”), the financial condition of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified.  Such financial statements (including the related notes) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods therein specified.

4.7           The Company has filed in a timely manner all documents that the Company was required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010.  The SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder as of their respective filing dates, and none of the SEC Documents, including any financial statements or schedules included or incorporated by reference therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Certifications”).

4.8           Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) that would adversely affect reliance by the Company on an exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

5.           DDF Representations.  In connection with the sale and purchase of the Shares, DDF represents and warrants to the Company the following:

5.1           DDF (a) is a Danish foundation duly organized, validly existing and in good standing under the laws of Denmark and was founded and is controlled by Dr. Claus Christiansen and (b) has all requisite power and authority required to own, lease and operate its property and to conduct its business as presently conducted.

5.2           DDF has all requisite foundation power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement has been duly authorized and validly executed and delivered by DDF.  All actions on the part of DDF necessary for the authorization, execution, delivery of and the performance of all obligations of DDF under this Agreement have been taken.

5.3           This Agreement is legally binding upon DDF and enforceable against DDF in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditor’s rights and (b) general principles of equity that restrict the availability of equitable remedies.  The execution, delivery and performance of this Agreement by DDF do not (i) conflict with its charter, (ii) conflict with, or constitute a breach of or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of DDF pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which DDF or any of its Subsidiaries is a party or by which it or any of its properties may be bound or (iii) violate any law or regulation of any Governmental Authority having jurisdiction over it, except in the case of clauses (ii) and (iii) for conflicts, breaches, defaults, violations or Liens which, either individually or in the aggregate, would not be reasonably expected to materially and adversely impair or restrict DDF’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.  All necessary consents, approvals and authorizations of, and all filings with, all Governmental Authorities and other persons required to be obtained or made by DDF to enter into, or perform its obligations under, this Agreement have been obtained or made (as the case may be), except for such consents, approvals or authorizations that must be made after the date hereof, which will be obtained or made (as the case may be) in a timely manner.

5.4           This Agreement is made with DDF in reliance upon DDF’s representation to the Company, which by DDF’s execution of this Agreement DDF hereby confirms, that the Shares it is or may be purchasing will be acquired for investment for DDF’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that DDF has no present intention of selling, granting any participation in or otherwise distributing the same.  By executing this Agreement, DDF further represents that DDF does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to the Shares.

5.5           DDF understands that the Shares it is or may be purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations may be resold without registration under the Securities Act only in certain limited circumstances.  In addition to any other restrictions on transfer contained in this Agreement, DDF agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable state securities laws.

5.6           DDF is and at each Closing will continue to be an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  DDF’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment in the Shares.  DDF has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and is able to evaluate the risks and merits of its investment in the Company.

6.           Conditions to the Second Tranche Closing and DDF Option Closing.

6.1           The obligations of the Company to sell, and DDF to buy, the Shares at the Second Tranche Closing are subject to the representations and warranties contained in Sections 4 and 5, as applicable, being true and correct in all material respects as of the Second Tranche Closing Date.  Notwithstanding anything to the contrary, DDF shall not be obliged to purchase the Second Tranche Shares in the event a Material Adverse Effect occurs on or before December 15, 2011.

6.2           The obligations of the Company to sell, and DDF to buy, the Shares at the DDF Option Closing are subject to the representations and warranties contained in Sections 4 and 5, as applicable, being true and correct in all material respects as of the DDF Option Closing Date.

7.           Limitations on Resale and Standstill.

7.1           Resale.  During the Selling Period (as defined below), DDF and its Affiliates will not take any of the following actions: (a) sell any Shares or other securities of the Company received on account of ownership of such Shares (collectively, the “Limitation Securities”); (b) transfer, assign or otherwise dispose of any of the Limitation Securities; (c) pledge, hypothecate or otherwise create a lien on any of the Limitation Securities; (d) loan to any person or entity any of the Limitation Securities; (e) sell short any of the Limitation Securities; (f) acquire a put option or grant a call option with respect to any of the Limitation Securities; or (g) enter into any agreement concerning any of the foregoing transactions, or otherwise facilitate any other person conducting any of the foregoing transactions.  For purposes of this Section 7.1, the “Selling Period” shall mean with respect to any Shares, the period commencing on the Date such Shares were acquired and ending on the date that is the twelve (12) month anniversary of such date.  Notwithstanding the foregoing, subject to Section 7.2 and after the six (6) month anniversary of the acquisition of Limitation Securities, DDF shall have the right to sell such Limitation Securities (if otherwise permitted pursuant to applicable law), to a “Qualified Institutional Buyer” a “QIB” as such term is defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), so long as (i) such QIB, as a condition to such transfer, delivers an agreement to the Company agreeing that such transferee shall be bound by all the terms and conditions of this Agreement as if DDF and (ii) DDF, if requested by the Company, provides an opinion of counsel, in form reasonably satisfactory to the Company, that such transfer complies with applicable laws.  DDF shall at all times have the right to take any action described in clauses (a) – (g) above where such action is by and between DDF and a controlled Affiliate of DDF.  Notwithstanding anything in this Agreement to the contrary, DDF shall not sell the Limitation Securities if such sale would violate any applicable law.

“Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a party to this Agreement. For the purposes of this Agreement, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise, and in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

7.2           Standstill.  Except as permitted herein, for a period (the “Restricted Period”) commencing with the date of this Agreement and ending on the date that is twelve (12) months from the date of this Agreement, neither DDF nor any of DDF’s Affiliates, officers, directors or employees shall, directly or indirectly, acting alone or together or in concert with any other person or entity, without the prior written consent of the Company's Board of Directors:

(a)           acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or indebtedness, anything exchangeable or convertible into securities or indebtedness, or direct or indirect rights or options to acquire any securities or indebtedness, of the Company or any subsidiary thereof (excluding, for purposes of this Section 7.2(a), the Shares issued hereunder and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such Shares) or any assets of the Company or any subsidiary thereof;

(b)           make, or in any way participate, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC) or consent solicitation, or seek to advise or influence any person or entity with respect to the voting or any consent in respect of any securities or indebtedness of the Company or any subsidiary thereof;

(c)           make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger or business combination or any other extraordinary acquisition involving the Company, any subsidiary thereof or any of their respective securities, indebtedness or assets;

(d)           form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of taking any action prohibited under clauses (a) through (c) of this paragraph;

(e)           seek or propose, alone or in concert with others, to influence or control the management, board of directors or policies of the Company or any subsidiary thereof;

(f)           take any action that could reasonably be expected to require the Company or any subsidiary thereof to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above;

(g)           except as otherwise specifically provided in this Section 7.2, disclose any intention, plan or arrangement inconsistent with actions prohibited under clauses (a) through (f) or advise, assist, encourage or engage in discussions with any other persons in connection with any actions prohibited under clauses (a) through (f); or

(h)           request that the Company, any subsidiary thereof or any officer, director, employee, advisor, Affiliate or representative thereof, directly or indirectly, to amend or waive this sentence or any other part of this Section 7.2.

7.3           Right of First Refusal.

(a)           Subject to the terms of this Section 7.3 below, DDF hereby unconditionally and irrevocably grants to the Company a “Right of First Refusal” to purchase all or any portion of the Shares acquired hereunder that DDF may propose to transfer (such shares the “Transfer Stock”), at the same price and on the same terms and conditions as those offered to any prospective transferee.

(b)           If DDF proposes to transfer any Transfer Stock, other than to an Affiliate as contemplated by Section 7.3(e), it must deliver a “Proposed Transfer Notice” to the Company not later than ten (10) U.S. business days prior to the consummation of such transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the transfer and the identity of the prospective transferee.  To exercise its Right of First Refusal under this Section 7.3, the Company must deliver a “Company Notice” to DDF within ten (10) U.S. business days after delivery of the Proposed Transfer Notice.  In the event the Company elects not to exercise its Right of First Refusal, DDF’s sale of Transfer Stock to the third party identified in the Proposed Transfer Notice must be consummated within forty-five (45) U.S. business days after receipt of the Proposed Transfer Notice by the Company or such sale shall again become subject to the Right of First Refusal on the terms set forth herein.

(c)           If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice.  If the Company cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice.  The closing of the purchase of Transfer Stock by the Company shall take place, and all payments from the Company shall have been delivered to DDF, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the proposed transfer and (ii) sixty (60) U.S. business days after delivery of the Proposed Transfer Notice.

(d)           Effect of Failure to Comply.

(i)           Any proposed transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(ii)           If DDF becomes obligated to sell any Transfer Stock to the Company under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to DDF the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(e)           Notwithstanding the foregoing or anything to the contrary herein, the provisions of paragraphs (a), (b), and (c) of this Section 7.3 shall not apply to (i) a transfer by DDF to a controlled Affiliate of DDF or Nordic Bioscience A/S; provided that DDF shall deliver prior written notice to the Company of such transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transfer, deliver an agreement to the Company agreeing that such transferee shall be bound by all the terms and conditions of this Agreement as if DDF (but only with respect to the securities so transferred to the transferee) or (ii) a disposition of the Shares by DDF in an open market transaction which complies with the volume limitations set forth in Rule 144(e) of the Securities Act, whether or not DDF is required to sell in compliance with Rule 144(e).

(f)           The Company may assign its rights under this Section 7.3 to Victory Park or an Affiliate of Victory Park (such party an “Assignee”).

8.           Miscellaneous.

8.1           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the other party hereto at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Parties.

If to the Company,

Unigene Laboratories, Inc.
81 Fulton Street
Boonton, New Jersey  07005
Attn: General Counsel
E-mail: gmayes@unigene.com
Fax: 973.335.0972

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC
1251 Avenue of the Americas, 18th Floor
New York, New York 10020
Attn: Michael J. Lerner
E-Mail: mlerner@lowenstein.com
Fax: 973.597.6395

If to DDF,
addressed to:

Den Danske Forsknigsfond
Herlev Hovedgade 207
2730 Herlev
Denmark
Attn: Dr. Claus Christiansen
E-mail: cc@nordicbioscience.com
Fax:  011.45.445.25251

with a copy (which shall not constitute notice) to:

Mazanti-Andersen, Korsø Jensen & Partnere
Amaliegade 10
1256 København K

Attn. Attorney-at-law Henrik B. Sanders
E-mail: hbs@mazanti.dk

8.2           Successors and Assigns.  Except as set forth herein, DDF may not assign any of its rights under this Agreement.  This Agreement shall inure to the benefit of the successors and permitted assigns of the Company and DDF.

8.3           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court sitting in the Southern District of New York.

8.4           Further Execution.  The parties agree to take all such further commercially reasonable action(s) as may reasonably be necessary to carry out and consummate the transactions contemplated by this Agreement as soon as practicable, and to take whatever commercially reasonable steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the Shares.

8.5           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral.  This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

8.6           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and such that the objectives contemplated by the parties when entering into this Agreement may be realized and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

8.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

UNIGENE LABORATORIES, INC.

By: /s/  Ashleigh Palmer
Name:           Ashleigh Palmer
Title:             President and Chief Executive Officer

DEN DANSKE FORSKNINGSFOND

By: /s/ Claus Christiansen
Name:          Claus Christiansen
Title:             Board Member

By: /s/ Bente Riis
Name:           Bente Riis
Title:             Board Member

Signature Page to the Common Stock Purchase and Option Agreement